Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. of our report dated March 13, 2013, except for the supplemental guarantor condensed consolidating financial statements in Note W and the financial statement schedule, as to which the date is September 30, 2013, and except for the effects of the revision to the supplemental guarantor condensed consolidating financial statements discussed in Note W, as to which the date is December 6, 2013 relating to the financial statements and financial statement schedule of Trinseo S.A., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 17, 2014